Exhibit 10.11

CORNERSTONE ONDEMAND, INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into as of May 24, 2010, (the “Effective Date”) by and between Cornerstone OnDemand, Inc. (the “Company”) and Mark Goldin (“Executive”).

1.   Duties and Scope of Employment.

(a)  Positions and Duties. As of June 21, 2010, Executive will serve as Chief Technology Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to his by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer (the “CEO”). The Board or CEO may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)  Obligations. During the Employment Term. Executive will perform his duties faithfully and to the best of his ability and will devote his best efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.   At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.   Compensation.

(a)  Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $250,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s standard practices.

(b)  Annual Bonus. Executive will be entitled to participate in the applicable bonus plan adopted by the Company for its employees or executive officers on such terms as the Board may determine in its discretion.

(c)  Sign-On Bonus - In addition to your annual salary, you will receive a one-time $15,000 net sign on bonus. You will receive this payment within 30 days of your start date. If you terminate your employment, for any reason, during the six (6) months following the commencement of your employment, you agree to reimburse the Company the entire bonus amount. If your employment is terminated, for any reason, from six (6) to twelve (12) months following the commencement of your employment, you agree to reimburse the Company half of the bonus amount.

(d)     Equity Awards. The Executive will be granted options to purchase 215,000 ordinary shares of the Company subject to approval by the Company’s Board of Directors. The options are granted under the Company’s 1999 Stock Option Plan and are subject to the terms and conditions contained in the Company’s standard form of option agreement.

4.   Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.   Vacation. Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company’s vacation policy (including, without limitation, its policy related to maximum accrual), with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6.   Attendance at Company Headquarters. The parties hereby agree that regular attendance at Company Headquarters is reasonable and expected. In addition, Executive will be required to be in attendance at Company Headquarters at times and as requested by the CEO.

7.   Expenses.

(a)  Subject to Section 6(a) above, the Company will reimburse Executive for reasonable travel, business entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.   Severance.

(a) Termination for other than Cause, Death or Disability.

(i)       If the Company terminates Executive’s employment with the Company, other than for Cause, death or disability, then, subject to Section 8, Executive will be entitled to (i) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for a period of three (3) months in accordance with the Company’s normal payroll policies, and (ii) Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans (as defined herein) for three (3) months following such termination. Subject to Section 8(a)(iii), upon such termination, all vesting will terminate immediately with respect to Executive’s outstanding equity awards.

(ii)      Should the Company be acquired and the Executive be terminated within six months of such sale, or should the Executive’s position be materially diminished with six months following such sale, then the unvested portion of the Executive’s Option shall immediately vest.

(b) Termination for Cause; Voluntary Termination. If Executive’s employment with the Company terminates voluntarily by Executive, for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

9.   Conditions to Receipt of Severance.

(a)  Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b)  Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information. Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 8 (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company, during the three (3) month severance period described in Section 8(a)(i). Upon any breach of this section, all severance payments pursuant to this Agreement will immediately cease.

(c)  Nonsolicitation. The receipt of any severance benefits pursuant to Section 8 will be subject to Executive not violating the provisions of Section 12. In the event Executive breaches the provisions of Section 12, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 8 will immediately cease (including Executive’s ability to exercise any outstanding stock options).

10.  Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his and his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. For purposes of this Agreement, “Cause” means a termination by the Company because of any one of the following events: (i) Executive’s breach of this Agreement that results in injury to the Company which, if capable of cure, has not been cured by Executive within ten (10) days after receipt by Executive of written notice from the CEO of such breach; (ii) Executive’s misconduct, fraud, dishonesty, or malfeasance that results in material injury to the Company; (iii) Executive’s willful or intentional failure to (a) perform Executive’s duties under this Agreement, (b) follow the reasonable and legal direction of the Board or CEO, or (c) follow the policies, procedures, and rules of the Company, or (iv) Executive’s conviction of, or plea of nolo contendre to, a felony. For any such failure listed in clause (iii), the CEO shall first give Executive written notice setting forth with specificity the reasons that the CEO believes Executive is failing, and ten (10) days to cure such failure.
For purposes of this definition, Executive’s failure to achieve certain results, such as those set forth in a business plan of the Company, that is not the result of Executive’s demonstrating willful and deliberate dereliction of duty will not constitute Cause;

11. Confidential Information. Executive agrees to enter into the Company’s standard Employment, Non-Disclosure and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

12. Non-Solicitation. Until the date two (2) years after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd., Suite 620
Santa Monica, CA 90404
Attn: Adam Miller

If to Executive:

at the last residential address known by the Company.

15.  Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.  Arbitration.

(a)  General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)  Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c)  Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)  Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief. Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e)  Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)  Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17.  Integration. This Agreement, together with the Confidential Information Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Miller	Date:	May 24	,2010
Adam Miller
President and CEO

EXECUTIVE:

/s/ Mark Goldin		Date:	May 24	, 2010
Mark Goldin

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